Exhibit 10.5

License Agreement

This is a License Agreement (“Agreement”), entered into this 15th day of October 2012, to be effective as of the Effective Date as defined below, by and between Parte, LLC (“Licensee”), a New York limited liability company, and Playbutton, LLC (“Licensor”), a Delaware limited liability company. Mr. Nick Dangerfield is also a party to this Agreement, but only as to Subsection 11.3(B) (“By Playbutton and Dangerfield”).

Recitals

A.	Licensor is the owner of certain intellectual property rights regarding a fully customizable music player housed in a branded wearable button.

B.	The parties have executed an Intellectual Property Purchase Agreement (“IP Purchase Agreement”) of even date herewith pursuant to which certain intellectual property rights will be fully and irrevocably assigned by Licensee to Licensor.

C.	The IP Purchase Agreement provides that effective as of the closing of the transactions under the IP Purchase Agreement (“Effective Date”) Licensor shall license back to Licensee certain intellectual property rights on the terms and subject to the conditions set forth below.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

1.            Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Confidential Information” shall have the meaning assigned to it in Section 12 (“Confidential Information”).

“Copyrights” shall mean those works of authorship in any tangible medium of expression regarding, or used by Licensor in connection with, the development or marketing of the Licensed Products on or before the Effective Date and described as such in Exhibit A (“Copyrights”).

“Customers” shall mean customers who purchase Licensed Products for their own use within the Territory and not for resale, either inside or outside the Territory, other than to resale to end user consumers residing in the Territory who intend to use the Licensed Products for non-commercial purposes in the Territory.

“Dangerfield” shall mean Mr. Nick Dangerfield.

“Disclosing Party” shall have the meaning assigned to it in Section 12 (“Confidential Information”).

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“Dispute” shall have the meaning assigned to it in Section 13 (“Disputes”).

“Effective Date” shall have the meaning assigned to it in Recital C of this Agreement.

“Granted Party” shall have the meaning assigned to it in Subsection 2.3 (“Restrictions”).

“Granting Party” shall have the meaning assigned to it in Subsection 2.3 (“Restrictions”).

“Improvements by Licensee” shall have the meaning assigned to it in Subsection 7.1 (“By Licensee”).

“Improvements by Licensor” shall have the meaning assigned to it in Subsection 7.2 (“By Licensor”).

“Intellectual Property” shall mean the Trademarks, the Copyrights, the Trade Secrets and the Patents.

“Licensed Product” shall mean that fully customizable music player housed in a branded wearable button described as such in Exhibit B (“Licensed Product”).

“Maintenance Costs” shall have the meaning assigned to it in Subsection 2.7 (“Trademark Maintenance”).

“Patents” shall mean those issued patents and patent applications in the Territory described as such in Exhibit E (“Patents”).

“Product Advertising” shall mean written or electronic advertising, marketing, packaging, promotion or selling of the Licensed Products as permitted by this Agreement, in any media whatsoever, now existing or arising in the future.

“Product-Related Books and Records” shall have the meaning assigned to it in Section 10 (“Audit Rights”).

“Quality Standards” shall have the meaning assigned to it in Subsection 2.4 (“Quality”).

“Receiving Party” shall have the meaning assigned to it in Section 12 (“Confidential Information”).

“Sublicense Agreement” shall mean, solely with respect to those sublicense rights granted to each party in Section 8 (“Sublicensing Rights”) a commercially reasonable, written and legally-enforceable form of sublicense agreement between each party and its respective permitted sublicensees.

“Term” shall have the meaning assigned to it in Section 14 (“Term and Termination”).

“Territory” shall mean: (i) South Korea; (ii) Japan; and (iii) Taiwan.

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“Trademarks” shall mean the trademarks, trade names, and service marks of Licensor in the Territory which are used in connection with the Licensed Products and described as such in EXHIBIT C (“Trademarks”).

“Trade Secrets” shall mean all non-public ideas, concepts, know-how, procedures, and other non-public information regarding, or used by Licensor in connection with, the development or marketing of the Licensed Products and described as such in Exhibit D (“Trade Secrets”).

2.            Trademark Ownership and License.

2.1            Ownership in Japan. The parties understand and agree that Licensee shall be the exclusive owner of all rights in the Trademarks in Japan, and Licensor shall not obtain, register or attempt to register any rights to the Trademarks in Japan. It shall be Licensee's sole responsibility to engage legal counsel in Japan to apply for, register and obtain registrations for the Trademarks in Japan, and Licensee shall do so at its own expense.

2.2            Option and Grant. Licensee shall notify Licensor within thirty (30) days of the Effective Date regarding whether Licensee wishes to apply for, register and obtain registrations for the Trademarks in South Korea and Taiwan.

A.            License to Licensor. Where Licensee provides notice that Licensee does intend to apply for, register and obtain registrations for the Trademarks in South Korea and Taiwan, then in such case Licensee shall be the exclusive owner of all rights in the Trademarks in South Korea and Taiwan. Licensee shall then apply for, register and obtain registrations of the Trademarks in South Korea and Taiwan at its own expense, and Licensee hereby grants to Licensor during the Term and solely in South Korea and Taiwan a non-exclusive, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, without the right to grant sublicenses, to use the Trademarks on copies of the Licensed Products and in Product Advertising, and in all cases solely for sale of such Licensed Products to Customers in South Korea and Taiwan.

B.            License to Licensee. Where Licensee provides notice that Licensee does not intend to apply for, register and obtain registrations for the Trademarks in South Korea and Taiwan, or where Licensee fails to provide notice of such intent at all, then in such case Licensor shall be the exclusive owner of all rights in the Trademarks in South Korea and Taiwan. Licensor may then apply for, register and obtain registrations of the Trademarks in South Korea and Taiwan at its own expense and Licensor hereby grants to Licensee during the Term, and solely in South Korea and Taiwan a non-exclusive, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, without the right to grant sublicenses, to use the Trademarks on copies of the Licensed Products and in Product Advertising, and in all cases solely for sale of such Licensed Products to Customers in South Korea and Taiwan.

2.3            Restrictions. In addition to the other conditions on the licenses granted in Subsection 2.2 (“Option and Grant”), the following restrictions shall apply to any license granted by one party (the “Granting Party”) to the other party (the “Granted Party”) in such Subsection 2.2 (“Option and Grant”), but solely to such licenses and solely in the Territory. Without limiting the generality of the foregoing, such restrictions shall not affect or limit Licensor’s ownership of the Trademarks outside the Territory:

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A.            Uniform Branding of License Product. Without the Granting Party’s express written consent, the Granted Party shall be prohibited from marketing or distributing Licensed Products under any trademark other than the Trademarks. In addition, the Granted Party shall not brand product other than Licensed Products under the Trademarks.

B.            Alteration of Trademarks. In Product Advertising, the Granted Party agrees not to use any other trademark or service mark in close proximity to the Trademarks or combine such marks so as to effectively create a unitary or composite mark without the prior, written permission of the Granting Party.

C.            No Confusingly Similar Marks. The Granted Party acknowledges that this Agreement does not grant to it the right to adopt or use any name or mark confusingly similar to the Trademarks.

2.4            Quality. In order to protect and enhance the Trademarks and the goodwill associated therewith, the Granted Party shall ensure that the following standards (“Quality Standards”) are followed throughout the Term: (i) the Licensed Products sold or offered under the Trademarks shall be of at least as high a quality standard as evidenced by the Licensed Products as of the Effective Date; and (ii) in no event shall any Product Advertising contain any unlawful, defamatory, libelous, threatening, abusive, racist, vulgar, harassing, pornographic, or obscene material of any kind.

A.            Monitoring. The Granted Party shall cooperate reasonably with the Granting Party and facilitate the Granting Party’s monitoring of the Quality Standards. Such cooperation shall include, but not be limited to: (i) supplying the Granting Party with specimens of use of the Trademarks promptly upon the Granting Party’s reasonable request; and (ii) allowing the Granting Party, upon reasonable advance notice, to inspect facilities and personnel involved in the manufacture, marketing, or distribution of License Products.

B.            Compliance with Law. The Granted Party shall comply with all applicable laws, rules, regulations, and customs with respect to the Trademarks.

C.            Testing. In order to confirm compliance with the Quality Standards, the Granted Party shall test Licensed Products or cause Licensed Products to be tested (at the Granted Party’s expense) in accordance with specifications and other relevant criteria before distribution. The Granted Party shall keep reasonable written records of such testing, and shall make such copies available to the Granting Party upon reasonable request.

D. Acknowledgement. The Granted Party acknowledges that the goodwill and reputation of the Granting Party depend upon the Granted Party’s consistent maintenance of the Quality Standards.

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2.5            Review and Approval Rights. Before implementing any Product Advertising, the Granted Party shall use its commercially reasonable efforts to provide the Granting Party with a copy of such Product Advertising for the Granting Party’s review and confirmation of conformity with the Quality Standards.

2.6            Granted Party Ownership of Trademarks and Goodwill. The Granted Party acknowledges the value of the goodwill associated with the Trademarks and further acknowledges that the Granting Party is the sole and exclusive owner of the Trademarks and the goodwill associated therewith. The Granted Party agrees that any and all uses of the Trademarks shall inure to the sole benefit of the Granting Party. The Granted Party agrees that it will not, either during or after the Term of this Agreement, contest, attack or dispute, or assist another party in contesting, attacking or disputing, the Granting Party’s title or rights to the Trademarks or to any other similar mark.

2.7            Trademark Maintenance. The Licensee shall control and maintain the Trademarks in Japan at the Licensee’s expense. The Granting Party shall control and maintain the Trademarks in South Korea and Taiwan (and the parties shall allocate the costs of such maintenance (including reasonable attorney’s fees) (“Maintenance Costs”) such that: (a) the Granted Party shall pay fifty percent (50%) of such Maintenance Costs; and (b) the Granting Party shall pay the remaining fifty percent (50%) of such Maintenance Costs. Upon submission of supporting documentation for such Maintenance Costs, and reasonable proof that the Granting Party has paid or will pay such Maintenance Costs, the Granted Party shall promptly reimburse the Granting Party for all amounts falling within the Granted Party’s portion of such Maintenance Costs, including without limitation attorneys’ fees and filing fees, expended in connection therewith.

2.8            Duration. The license granted in this Section 2 (“Trademark Ownership and License”) shall commence on the Effective Date and shall continue indefinitely, unless earlier terminated in accordance with the provisions of Section 14 (“Term and Termination”).

3.            Copyright License.

3.1            Grant. Subject to the terms of this Agreement, and in consideration of Licensee’s timely performance of its obligations under this Agreement, Licensor hereby grants to Licensee as of the Effective Date:

A.            During the Term solely in Japan an exclusive (both as to Licensor itself, and all third parties), nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to use, execute, copy, publicly perform, publicly display, digitally perform and create derivative works of the Copyrights in and in connection with the Licensed Products and the Product Advertising, and in all cases solely for sale of such Licensed Products to Customers; and

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B.            During the Term solely in South Korea and Taiwan a non-exclusive, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to use, execute, copy, publicly perform, publicly display, digitally perform and create derivative works of the Copyrights in and in connection with the Licensed Products and the Product Advertising, and in all cases solely for sale of such Licensed Products to Customers.

3.2            Ownership. Licensee acknowledges that Licensor is the owner of the Copyrights, and Licensor agrees that Licensee shall obtain no ownership interest therein under this Agreement.

3.3            Duration. The license granted in this Section 3 (“Copyright License”) shall commence on the Effective Date and shall continue indefinitely, subject to the provisions of Section 14 (“Term and Termination”).

4.            Trade Secret License.

4.1            Grant. Subject to the terms and conditions of this Agreement and in consideration of Licensee’s timely performance of its obligations under this Agreement, Licensor hereby grants to Licensee as of the Effective Date:

A.            During the Term and solely in Japan an exclusive (both as to Licensor itself, and all third parties), nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to make, have made, use, lease, sell (solely to Customers), offer for sale (solely to Customers), and import Licensed Products under the Trade Secrets; and

B.            During the Term and solely in South Korea and Taiwan a non-exclusive nontransferable (except as provided in Subsection 18.12 (“Assignment”)), irrevocable, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to make, have made, use, lease, sell (solely to Customers), offer for sale (solely to Customers), and import Licensed Products under the Trade Secrets.

4.2            Confidential Treatment. The Trade Secrets shall be protected as Confidential Information of Licensor for all purposes under this Agreement.

4.3            Ownership. Licensee acknowledges that Licensor is the owner of the Trade Secrets, and Licensor agrees that Licensee shall obtain no ownership interest therein under this Agreement.

4.4            Duration. The license granted in this Section 5 (“Trade Secret License”) shall commence on the Effective Date and shall continue indefinitely, subject to the provisions of Section 14 (“Term and Termination”).

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5.            Patent License.

5.1            Grant. The parties understand and agree that Licensee is and shall remain the sole owner of the Patents filed in Japan relating to the Licensed Products. Subject to the terms and conditions of this Agreement and in consideration of Licensee’s timely performance of its obligations under this Agreement, Licensor hereby grants to Licensee, as of the Effective Date, during the Term and solely in South Korea and Taiwan a non-exclusive, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to make, have made, use, lease, sell (solely to Customers), offer for sale (solely to Customers), and import Licensed Products under the Patents and offer services related to the Licensed Products under the Patents.

5.2            Confidential Treatment. Any unpublished application regarding any of the Patents shall be protected as Confidential Information of Licensor for all purposes under this Agreement.

5.3            Ownership. Licensee acknowledges Licensor’s assertion that it is the owner of all Patents, other than the Japanese Patents, and Licensee agrees that Licensee shall obtain no ownership interest in any such Patent under this Agreement.

5.4            Duration. The license granted in this Section 5 (“Patent License”) shall commence on the Effective Date and shall continue indefinitely, subject to the provisions of Section 14 (“Term and Termination”).

6.            Marking and Notices.

Licensee agrees that it shall cause to be affixed conspicuously on Licensed Products subject to this Agreement (or where not reasonably practical, on related packaging materials) in a manner reasonably agreed to by Licensor, such patent and other intellectual property notices as Licensor may from time to time require.

7.            Improvements.

7.1            By Licensee. The parties agree that: (a) any derivative works of any of the Copyrights created by or on behalf of Licensee; and (b) any improvements to any of the Trade Secrets or the Patents (regardless of whether patentable) created by or on behalf of Licensee, collectively “Improvements by Licensee,” shall be owned solely by Licensee, but subject to the following:

A.             Improvements by Licensee of Copyrights. As to any Improvement by Licensee of Copyrights, Licensee hereby agrees to disclose such improvements to Licensor promptly and in writing, providing such information as Licensor may reasonably require to understand the nature and function of such improvements. With respect to such improvements, Licensee hereby grants to Licensor:

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(i)            During the Term and solely outside the Territory, an exclusive (both as to Licensee itself, and all third parties, including without limitation Dangerfield), irrevocable, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), fully paid up, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to use, execute, copy, publicly perform, publicly display, digitally perform and create derivative works of the Copyrights outside the Territory; and

(ii)           During the Term and solely in South Korea and Taiwan an irrevocable, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), fully paid up, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to use, execute, copy, publicly perform, publicly display, digitally perform and create derivative works of the Copyrights in South Korea and Taiwan.

B.            Improvements by Licensee to Trade Secrets or Patents. As to any Improvement by Licensee of Trade Secrets or Patents, Licensee hereby agrees to disclose such improvements to Licensor promptly and in writing, providing such information as Licensor may reasonably require to understand the nature and function of such improvements. With respect to such improvements, Licensee hereby grants to Licensor:

(i)            During the Term and solely outside of the Territory, an exclusive (both as to Licensee itself, and all third parties, including without limitation Dangerfield), irrevocable, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), fully paid up, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to make, have made, use, sell, lease, offer for sale and import Licensed Products; and

(ii)           During the Term and solely in South Korea and Taiwan, a non-exclusive, irrevocable, nontransferable (except as provided in Subsection 18.12 (“Assignment”)), fully paid up, royalty-free license, including the right to grant sublicenses as described in Section 8 (“Sublicensing Rights”)), to make, have made, use, sell, lease, offer for sale and import Licensed Products.

7.2            By Licensor. The parties agree that: (a) any derivative works of any of the Copyrights created by or on behalf of Licensor; and (b) any improvements to any of the Trade Secrets or the Patents (regardless of whether patentable) created by or on behalf of Licensor, collectively “Improvements by Licensor,” shall be owned solely by Licensor, but subject to the following:

A.            Improvements by Licensor of Copyrights. As to any Improvement by Licensor of Copyrights, Licensor hereby agrees to disclose such improvements to Licensee promptly and in writing, providing such information as Licensee may reasonably require to understand the nature and function of such improvements. Such improvements by Licensor of Copyrights shall be deemed part of the Copyrights under this Agreement, and subject to the license granted to Licensee in Section 3 (“Copyright License”).

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B.            Improvements by Licensor of Trade Secrets or Patents. As to any Improvement by Licensor of Trade Secrets or Patents, Licensor hereby agrees to disclose such improvements to Licensee promptly and in writing, providing such information as Licensee may reasonably require to understand the nature and function of such improvements. Such Improvements by Licensor of Trade Secrets or Patents shall be deemed part of the Trade Secrets or Patents (as the case may be), and subject to the license granted to Licensee in Section 4 (“Trade Secret License”) and Section 5 (“Patent License”).

8.            Sublicensing Rights.

8.1            Right for Licensee to Grant Sublicenses. Licensee shall be entitled to grant sublicenses to each of the licenses granted under this Agreement, on the following conditions: (a) Licensee shall comply with the Quality Standards, and shall ensure that each such sublicensee shall comply with the Quality Standards; (b) the terms of each Sublicense Agreement shall be no less protective of Licensor than this Agreement in all respects, including without limitation those confidentiality obligations described in Section 12 (“Confidential Information”); (c) each sublicensee shall have agreed in writing that Licensor is an intended third party beneficiary of the Sublicense Agreement; and (d) each such sublicensee shall permit inspection rights to Licensee that are no less protective of Licensor than this Agreement. Licensor hereby acknowledges and agrees that the certain License Agreement (“Memory-Tech Agreement”) dated December 1, 2011 between Licensee, Chapa KK and Memory-Tech Corporation shall be deemed to comply with this Section 8.1, provided that any material amendment to or modification of the Memory-Tech Agreement shall be conducted in compliance with this Subsection 8.1 (“Right for Licensee to Grant Sublicenses”).

8.2            Licensee’s Responsibility. Licensee shall remain responsible for its permitted sublicensees’ conduct and (by way of example and not limitation) a breach by a permitted sublicensee of the Quality Standards shall be a breach by Licensee of such Quality Standards.

8.3            Right for Licensor Grant Sublicenses. Licensor shall be entitled to grant sublicenses to each of the licenses granted under this Agreement, on the following conditions: (a) the terms of each Sublicense Agreement shall be no less protective of Licensee than this Agreement in all respects, including without limitation those confidentiality obligations described in Section 12 (“Confidential Information”); and (b) each sublicensee shall have agreed in writing that Licensee is an intended third party beneficiary of the Sublicense Agreement.

8.4            Licensor’s Responsibility. Licensor shall remain responsible for its permitted sublicensees’ conduct.

9.             No Fees.

The parties understand and agree that there shall be no fees or other amounts owed or paid to or by either party to this Agreement.

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10.           Audit Rights.

Licensor shall have the right (itself or through a designee) to conduct an inspection and audit of Product-Related Books and Records upon reasonable notice of no more than ten (10) business days. Licensee shall make such Product-Related Books and Records available in the form in which such records are maintained (including digital form as well as print form, if so maintained by Licensee), and shall provide reasonable assistance during such audit, at Licensee’s reasonable expense. Licensor shall be entitled to obtain true and correct photocopies (or digital copies) thereof, during regular business hours at Licensee’s offices and in such a manner as not to interfere unreasonably with Licensee’s normal business activities. Such copies shall be deemed Confidential Information of Licensee. All such Product-Related Books and Records, and copies thereof, shall be deemed the Confidential Information of Licensee for purposes of Section 12 (“Confidential Information”). In no event shall such audits be conducted hereunder more frequently than one (1) time each year. Licensor may exercise this audit right during the Term of this Agreement, and for a period of two (2) years thereafter.

11.           Sales, Marketing and Distribution.

11.1           Limitations. The parties understand and agree that in no event shall Licensee directly or indirectly sell, market, advertise or otherwise provide Licensed Products to any third party other than a Customer. Without limiting the generality of the foregoing, Licensee shall not sell, market, advertise or otherwise provide Licensed Products to any third party whose residence or principal place of business is outside the Territory.

11.2           Manufacturing and Distribution Obligations. During the Term, Licensee shall be responsible at its own expense for all sourcing, manufacturing, warehousing, packaging, labeling, invoicing, shipping, and returns of Licensed Products. Licensor agrees to use its best efforts to arrange for Licensee’s ability to purchase Licensed Products, in an amount not to exceed 1,000 units per production run, at the same cost provided to Licensor, provided that Licensor shall be under no obligation to take any action that would result in a Licensor’s incursion of additional costs or expenses or the impairment of its ability to purchase Licensed Products for its own account.

11.3           Non-Competition.

A.           By Licensor. Licensor shall not, without Licensee’s express written consent, engage in the design, development, marketing, sale or service of any wearable digital music player in Japan during the Term and for twelve (12) months thereafter. Where a court finds that twelve (12) months is excessively long, then in such case the period shall instead be nine (9) months; where a court finds that nine (9) months is excessively long, then in such case the period shall be six (6) months; where a court finds that six (6) months is excessively long, then in such case the period shall be three (3) months.

B.           By Licensee and Dangerfield. Licensee and Dangerfield shall not, without Licensor’s express written consent, engage in the design, development, marketing, sale or service of any wearable digital music player outside the Territory during the Term and for twelve (12) months thereafter. Where a court finds that twelve (12) months is excessively long, then in such case the period shall instead be nine (9) months; where a court finds that nine (9) months is excessively long, then in such case the period shall be six (6) months; where a court finds that six (6) months is excessively long, then in such case the period shall be three (3) months. Notwithstanding the foregoing, in the event that Dangerfield presents to the board of directors (“Board”) of Playbutton Acquisition Corp., the parent corporation of Licensor, an opportunity to pursue the design, development, marketing, sale or service of a wearable digital music player other than the Playbutton and the Board turns down the opportunity, the restrictions set forth in this Section 11.3(B) shall be waived as to such opportunity.

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12.           Confidential Information.

12.1           Protection. Each party (the “Disclosing Party”) may from time to time during the Term of this Agreement disclose to the other party (the “Receiving Party”) certain non-public information regarding the Disclosing Party’s business, including technical, marketing, financial, personnel, planning, and other information (“Confidential Information”). The term “Confidential Information” expressly includes the Trade Secrets, which are the Confidential Information of Licensor. The Disclosing Party shall mark all such Confidential Information in tangible form with the legend ‘confidential’, ‘proprietary’, or with similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing within thirty (30) days after the date of oral disclosure.

12.2           Confidential Nature of Terms of Agreement. Each party agrees not to disclose the terms of this Agreement to any third party except as required by law, in order to enforce such party’s rights hereunder, or under obligation of confidence to advisors, attorneys, accountants, or investment professionals.

12.3           Protection of Confidential Information. Except as expressly permitted by this Agreement including without limitation in Section 4 (“Trade Secret License”), the Receiving Party shall not disclose the Confidential Information of the Disclosing Party, and shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. The Receiving Party shall limit the disclosure of the Confidential Information of the Disclosing Party to the employees or agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing by confidentiality terms no less restrictive than those contained herein. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreement copies shall themselves be deemed the Confidential Information of the Receiving Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to disclose Confidential Information as required by law or by the order of a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party’s expense, in the obtaining of a protective or similar order with respect thereto.

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12.4           Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which: (a) was already lawfully known to the Receiving Party without obligation of confidence at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; (b) was or has been disclosed by the Disclosing Party to a third party without obligation of confidence; (c) was or becomes lawfully known to the general public without breach of this Agreement; (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (e) is approved in writing by the Disclosing Party for disclosure by the Receiving Party; or (f) is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement.

12.5           Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form: (a) upon the written request of the Disclosing Party (except with respect to the Trade Secrets or other Confidential Information of which the Receiving Party is entitled to continued possession under the terms of this Agreement); or (b) upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that it has done so.

13.           Disputes. Any controversy of claim between the parties arising from or in connection with this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (“Dispute”), shall be resolved as follows:

13.1           Informal Dispute Resolution. Upon written request of any party hereto, each Dispute shall be submitted to senior executives of each party, who shall meet for the purpose of endeavoring to resolve such Dispute, as often and at times and places as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. In the event that such senior executives are unable to resolve the Dispute within fifteen (15) days after the Dispute is submitted to them, or if after ten (10) days either party determines in good faith prior to the expiration of such period that further discussion is unlikely to be able to resolve such matter, the Dispute shall be submitted to arbitration in accordance with Subsection 13.2 (“Arbitration”) hereof.

13.2           Arbitration. Any Dispute between the parties shall be settled through mandatory and binding arbitration to be conducted in New York, New York, and in accordance with the Commercial Arbitration Rules of the AAA, before a single arbitrator. Any related arbitration award will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

14.           Term and Termination.

14.1           Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and shall continue until the expiration or invalidation of all rights in the Intellectual Property, unless earlier terminated by either party as hereinafter provided.

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14.2           Termination for Material Breach. Either party may terminate this Agreement immediately upon written notice for the material breach of the other party, which material breach has remained uncured for period of forty-five (45) days from the date of delivery of written notice thereof to the breaching party.

14.3           Termination without Prejudice to Other Remedies. Termination of this Agreement by the non-breaching party shall be without prejudice to the exercise of other rights and remedies hereunder.

14.4           Effect of Termination or Expiration. In the event of the expiration or termination of this Agreement for any reason:

A.           All rights and licenses granted to Licensee in the Territory shall survive; and

B.           Licensor’s ownership of all Intellectual Property rights outside the Territory shall survive.

15.           Infringement Litigation.

15.1           Notice. Each party shall notify the other party immediately and in writing of any third party infringement of the Intellectual Property.

15.2           Infringement; Enforcement. Licensee will have the first right (but not the obligation), at its expense, to enforce its rights in the Licensed Technology against any infringement or alleged infringement of such rights in Japan and Licensor will have the first right (but not the obligation), at its expense, to enforce its rights in the Intellectual Property against any infringement or alleged infringement of such rights in South Korea and Taiwan. The right to enforce includes, but is not limited to, defending any declaratory judgment, non-infringement or invalidity actions. If the party having the first right to enforce under this Section 15 (“Infringement Litigation”) declines or fails to commence enforcement within thirty (30) days of receiving a written request from the other party to enforce the Intellectual Property rights against any infringement or alleged infringement of such rights, the other party shall have the right to enforce such rights, at its own expense, using counsel of its choice. The party prosecuting the Intellectual Property rights will retain one hundred percent (100%) of any recovery or settlement received from any enforcement under this Section 15 (“Infringement Litigation”), unless the other party has joined in the prosecution and the parties have agreed to split the recovery or settlements. The non-prosecuting party will provide reasonable assistance to the prosecuting party, including by joining as a nominal party and executing such documents as the prosecuting party may reasonably request, at the prosecuting party’s expense, with respect to such actions.

16.           Limitation of Liability.

OTHER THAN FOR ANY BREACH OF SECTION 15 (“CONFIDENTIAL INFORMATION”), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION SEEKING SUCH DAMAGES (WHETHER IN CONTRACT, TORT INCLUDING NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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17.           Survival and Order of Precedence.

In the event of any expiration or termination of this Agreement, the provisions of Section 1 (“Definitions”), Section 2 (“Trademark Ownership and License”), Section 3 (“Copyright License”), Section 4 (“Trade Secret License”), Section 5 (“Patent License”), Section 6 (“Markings and Notices”), Section 8 (“Sublicensing Rights”), Section 10 (“Audit Rights’), Subsection 12.3 (“Non-Competition”), Section 12 (“Confidential Information”), Section 13 (“Disputes”), Subsection 14.4 (“Effect of Termination or Expiration”), Section 16 (“Limitation of Liability”), Section 17 (“Survival and Order of Precedence”) and Section 18 (“General”) shall survive and shall continue to bind the parties. In the event of any conflict between the terms of this Agreement and the terms of any exhibit, the terms of the exhibit shall control.

18.           General.

18.1           Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of New York without regard to conflicts of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.2           Attorneys’ Fees. In the event any proceeding or lawsuit is brought by Licensee or Licensor in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

18.3           Export Laws Compliance. Each party agrees to comply with all U.S. and foreign laws regarding import and export, including without limitation those with respect to the export of technical data.

18.4           Forum. Subject to Section 13 (“Disputes”), the State and Federal Courts located in located in New York, New York shall have exclusive jurisdiction over disputes under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

18.5           Injunctive Relief. Licensee acknowledges that a breach of the Quality Standards will cause irreparable harm and significant injury, the scope of which is difficult to ascertain. Accordingly, Licensee agrees that Licensor shall have the right to obtain an immediate injunction enjoining any such breach.

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18.6           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Licensor, to:	Playbutton, LLC 37 W 28th St. 3rd Floor New York, NY 10001 Attention: Adam Tichauer, CEO Email: adam@playbutton.com

If to Licensee, to:	Parte, LLC 438 Broome Street, Suite S New York, NY 10013 Attn: Nick Dangerfield Email: ndangerfield@gmail.com

18.7           No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

18.8           Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

18.9           Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

18.10          Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

18.11          Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

18.12          Assignment; Right of First Refusal; Right of Purchase. This Agreement and the rights and obligations of Licensee hereunder may be assigned by Licensee, subject to Licensor’s right of first refusal and right of purchase set forth in Subsection 18.12.A and Subsection 18.12.B, respectively (“Assignment; Right of First Refusal; Right of Purchase”).

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A.          If during the Term of this Agreement, Licensee receives an Assignment Proposal (as defined below), and if Licensee’s management or board of directors determines that it has a good faith interest in pursuing the Assignment Proposal, then Licensee will submit the Assignment Proposal to Licensor and Licensor, or its parent corporation, will have a right of first refusal (“Right of First Refusal”) to engage in the Assignment Transaction (as defined below) subject to such Assignment Proposal, on the terms and subject to the conditions set out in this Subsection 18.12.A (“Assignment; Right of First Refusal”). Within five (5) days of Licensee’s determination that it has a good faith interest in pursuing the Assignment Proposal, Licensee will provide Licensor with its expression of interest (“Expression of Interest”) in pursuing the Assignment Transaction. Licensee will also provide or make available to Licensor, upon Licensor entering into an appropriate nondisclosure and confidentiality agreement, the due diligence materials (“Due Diligence Materials”) provided by Licensee to the potential acquirer or its representatives. For a period of fourteen (14) days following the date that Licensee provides or makes available to Licensor the Due Diligence Materials, Licensor, or its parent, will have the right to submit an offer to acquire (“Offer to Acquire”) the Assignment Proposal. In the event Licensor submits an Offer to Acquire in accordance with this Subsection 18.12.A (“Assignment; Right of First Refusal”), then Licensee will be obligated to accept the Offer to Acquire over the Assignment Proposal. Nothing in this Subsection 18.12.A (“Assignment; Right of First Refusal”) will require Licensee to enter into an Assignment Transaction, either pursuant to an Assignment Proposal or a Offer to Acquire, it being understood by the parties that this Subsection 18.12.A (“Assignment; Right of First Refusal”) is intended to express a preference for the Offer to Acquire over the Assignment Proposal, with Licensee being free to refuse to enter into an Acquisition Transaction. If Licensor, or its parent, fails to provide the Expression of Interest or an Offer to Acquire on a timely basis, then Licensee will be entitled to accept the Assignment Proposal provided that the terms of the Assignment Proposal are not subsequently modified in favor of the potential acquirer. If the terms of the Assignment Proposal are subsequently modified in favor of the potential acquirer, then Licensee will deliver the revised Assignment Proposal to Licensor and the parties will repeat the procedure set out above. For purposes of this Agreement, the term “Assignment Transaction” means a possible assignment, sale or transfer of Licensee’s rights under this Agreement to a third party. For purposes of this Agreement, the term “Assignment Proposal” means any offer or proposal from a third party (not being an offer or proposal made or submitted by Licensor or an affiliate of Licensor) contemplating or otherwise relating to any Assignment Transaction.

B.          If during the Term of this Agreement, Licensee undergoes a Change in Control (as defined below), then upon Licensee’s written notice to Licensor of the Change in Control or Licensor’s written notice to Licensee of its awareness of a Change in Control (each such event, a “Triggering Event”), Licensor shall have the option to purchase all of Licensee’s rights under this Agreement (“License Rights”) on the terms and subject to the conditions set out in this Subsection 18.2.B. Licensee shall provide Licensor with written notice of a Change in Control as soon as practicable following such event. Licensor shall have the option, for a period ending thirty (30) days following the determination of the Fair Market Value (as defined below), as provided in this Subsection 18.2.B, to purchase the License Rights. The purchase price of the License Rights shall be the Fair Market Value of the License Rights. Licensor and the Licensee shall use their best efforts to mutually agree upon the Fair Market Value. If Licensor and the Licensee are unable to so agree within ten (10) days of Licensor’s delivery or receipt of the written notice of a Triggering Event, Licensor and Licensee shall each appoint one appraiser, and the two appraisers shall appoint a third appraiser. The third appraiser shall then be engaged to appraise the Fair Market Value of the License Rights. Licensor shall pay all of the fees charged by all appraisers and Licensee shall cooperate with the appraiser and, subject to the appraiser’s execution of an appropriate nondisclosure and confidentiality agreement, provide all information concerning Licensee’s business conducted pursuant to the License Rights reasonably required to determine Fair Market Value. The closing of the purchase of License Rights by Licensor shall take place, and all payments from Licensor shall have been delivered to the Licensee, no later than the tenth (10th) day following Licensor’s delivery to the Licensee of its election to exercise its option to purchase the License Rights pursuant to this Subsection 18.2.B. For purposes of this Agreement, the term “Change in Control” means either (a) the sale or other transfer of all or substantially all of Licensee’s or assets to a third party, or (b) the issuance, sale or transfer to a party or parties, following the date of this Agreement, pursuant to which such party or parties acquire, in one transaction or series of transactions determined on a consolidated basis, a majority of the voting power of Licensee’s outstanding voting securities. The term “Fair Market Value” means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the date of determination.

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18.13          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one (1) and the same instrument.

18.14          Entire Agreement. This Agreement together with the exhibits hereto completely and exclusively states the agreement of the parties regarding its subject matter, and supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of each of the parties.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Playbutton, LLC

By: /s/ Adam Tichauer

       Adam Tichauer, Chief Executive Officer

Parte, LLC

By: /s/ Nick Dangerfield

       Nick Dangerfield, Chief Executive Officer

Mr. Nick Dangerfield

(As to Subsection 11.3(B) only)

/s/ Nick Dangerfield

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Exhibit A

Copyrights

All Copyrights as of the Effective Date that come with the definition of Parte Rights, as such term is defined in that certain License Agreement dated September 20, 2011 between Licensee and Licensor.

Exhibit A-1

Exhibit B

Licensed Product

A low cost MP3 digital music player with the characteristics and quality of an iPod Shuffle that comes in the form of a wearable button that can be pinned to your shirt or jacket. The button is customizable to offer, among other things, the opportunity to either promote a brand name or logo or promote the artist whose music is featured on the device, and is more fully described in the patents and patent applications set forth on Exhibit E.

Exhibit B-1

Exhibit C
Trademarks

The mark “Playbutton”.

Exhibit C-1

Exhibit D

Trade Secrets

All Trade Secrets as of the Effective Date that come with the definition of Parte Rights, as such term is defined in that certain License Agreement dated September 20, 2011 between Licensee and Licensor.

Exhibit D-1

Exhibit E

Patent Applications

Patent	Country	Registration No./Docket No.	Status
Patent Application	PCT	PCT/US2011/025901	Applied for

Exhibit E-1